UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2017 (January 18, 2017)

MeetMe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33105	86-0879433
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Union Square Drive New Hope, Pennsylvania	18938
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 862-1162

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events

On January 18 and 19, 2017, MeetMe, Inc. (the “Company”) was informed that Geoffrey Cook, Chief Executive Officer of the Company, sold 250,000 shares of the Company’s common stock pursuant to Mr. Cook’s pre-arranged Rule 10b5-1 trading plan, which was previously adopted on August 4, 2016 but with an effective date of January 3, 2017. Under the 10b5-1 plan, Mr. Cook was permitted to sell up to a maximum of 250,000 shares of the Company’s common stock. In accordance with the plan’s terms, the plan terminated on January 19, 2017, the date that the aggregate number of shares of the Company’s common stock sold under the plan reached 250,000 shares. Mr. Cook has informed the Company that he does not intend to sell any more shares of the Company’s common stock in 2017 other than to cover income tax obligations associated with the vesting of shares of restricted common stock.

After the January 18 and 19, 2017 sales, Mr. Cook retains approximately 89% of his current holdings (including stock options exercisable within 60 days of the date hereof).

Mr. Cook’s 10b5-1 plan was adopted in a scheduled open window period under the Company’s insider trading policy. The plan was designed to comply with the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit persons to enter into a pre-arranged plan for buying or selling Company stock at a time when such person is not in possession of material, nonpublic information about the Company.

The sales transactions under Mr. Cook’s 10b5-1 plan described herein will be disclosed publicly through a Form 4 filing with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific pre-arranged Rule 10b5-1 stock trading plans of Company officers, nor to report modifications or terminations of the aforementioned plan or the plans of any other individual.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEETME, INC.

Date: January 20, 2017	By: /s/ David Clark
Name: David Clark
Title: Chief Financial Officer